Exhibit 99.2

Cal Dive International 3rd Quarter 2012 Earnings Conference Call

Forward-Looking Statements This presentation may include “forward-looking” statements that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this presentation, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for oil and natural gas and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout in 2010, the inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our most recently filed Annual Report on Form 10-K. *

Presentation Outline * Summary of 3Q 2012 Backlog Discussion of Financial Results Non-GAAP Reconciliations Q & A

Summary of 3Q 2012 * Interruption to Uncle John operations in 3Q; has since returned to work. Low profitability for Kestrel in spot market in 3Q; now on two-year charter in Mexico. Significant loss on a lump sum project in GoM. Restructuring plan: headcount reductions and assets held for sale. International contract awards.

Backlog * ($ millions)

Financial Results * Tax effected. See reconciliation of Non-GAAP financial measures at the end of the presentation.

Utilization * (1)   Effective vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each period, including those temporarily removed from service, but excluding vessels permanently removed from service or while in dry-dock.

Revenue Breakdown * ($ millions) {26%} {74%} {52%} {48%} {53%} {37%} {47%} {63%}

Debt Levels * ($ millions) Calculated as Total Debt less Cash and Cash Equivalents. Total Debt consists of principal amount of convertible notes, outstandaning revolver and term loan. Calculated as Net Debt divided by Equity plus Net Debt.

Revolver Capacity * Company in compliance with all financial covenants as of September 30, 2012 and expects to be in compliance at December 31, 2012. Since Company is in compliance, borrowing capacity is not limited by leverage ratio during quarter. Permitted leverage ratio amended to 5.0x at December 31, 2012. Company expects existing $43 million term loan to be reduced to approximately $34 million with potential sales of under-utilized facilities. Revolver capacity reduced to $125 million effective November 30, 2012.

Non-GAAP Reconciliations *

EBITDA Reconciliations * (all amounts in thousands) Severance charges added back to EBITDA consistent with the financial covenant calculations contained in the Company ‘s credit agreement.